PERQUISITE ALLOWANCE PLAN

October 21, 2022

The Board of Directors (the “Board”) of Spirit AeroSystems Holdings, Inc. (together with its controlled subsidiaries, “Spirit”) and the Compensation Committee of the Board (the “Committee”) believe it is in the best interest of Spirit to adopt this perquisite allowance plan (the “Plan”), pursuant to which the Chief Executive Officer (the “CEO”) and employees at position levels designated by Spirit from time to time (together, “Participants”) will receive an annual taxable cash allowance (the “Perquisite Allowance”) from which they may elect to pay the cost of select perquisite items.

Participants may select the perquisite items to be funded from the Perquisite Allowance. The Perquisite Allowance is not a reimbursement for personal medical benefits. Participants may choose how to spend the Perquisite Allowance in whole or in part, or not to spend it at all.

Participants may use the Perquisite Allowance to fund items from the following exclusive list:

1.Automobile expenses;

2.Expenses relating to ride-sharing services;

3.Initiation fees and other mandatory, periodic fees relating to clubs or similar organizations, but not fees, incidentals or charges relating to optional or supplemental services provided by such clubs or organizations.

4.Tax and financial planning services;

5.Non-business related spousal accompaniment on Participant commercial airline business travel;

6.Non-business Spirit aircraft travel authorized under Spirit policy, provided that the cost of any non-business Spirit aircraft use shall be determined by Spirit, whose determination shall be final and binding;

7.Flight lessons and related hangar fees;

8.Annual physical examinations;

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9.School tuition payments for Participants and immediate family members of Participants; and

10.Charitable contributions to non-profit organizations.

The Perquisite Allowance may be used for items not covered above only upon the approval of the Committee.

The Board believes that the Plan furthers the following business purposes:

Security and Productivity. Permitting Participants to use the Perquisite Allowance to pay the cost of any non-business Spirit aircraft travel authorized under Spirit policy and certain other travel-related expenses provides an additional measure of personal security, allows business to be conducted privately while traveling, reduces the risk of unauthorized access to confidential and proprietary information, enables productive working during travel time, and minimizes unproductive down time by providing greater travel flexibility and efficiency.

Customer and Business Partner Relations. Since corporate country club memberships are typically not offered in Spirit’s communities, permitting Participants to use the Perquisite Allowance to pay for initiation fees and other mandatory, periodic fees relating to clubs or similar organizations offers them an appropriate venue for business hospitality and interaction with other community leaders.

Market Driven. The Board believes a modest Perquisite Allowance can be a competitive, motivational component of Spirit’s largely contingent director and officer compensation package.

By accepting the Perquisite Allowance, each Participant shall be deemed to accept and shall be bound by the following terms and conditions:

1.Definitions. For purposes of the Plan, the term Change in Control has the meaning assigned in the Spirit AeroSystems Holdings, Inc. Omnibus Incentive Plan of 2014, as amended.

2.Allowance Amounts. Participants will receive a Perquisite Allowance for each calendar year in which they remain eligible under the Plan. The Perquisite Allowance amount for the CEO will be $25,000. The Perquisite Allowance amount for all other Participants will be determined by the Administrator, but in no event will be greater than a maximum Perquisite Allowance amount of $13,000. The Perquisite Allowance amount will be prorated if an individual becomes an eligible Participant following the start of the calendar year. The Administrator may at any time, in its sole discretion, increase or decrease the Perquisite Allowance amount for any Participant, subject to the above limitations.

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3.Pre-Year End Transfer or Separation from Service. Except as provided in paragraph 13, any Participant who becomes ineligible to participate in the Plan during a calendar year shall be entitled to use the Perquisite Allowance to pay perquisite costs incurred prior to the effective date of the loss in eligibility. Any remaining unspent portion of the Perquisite Allowance will be forfeited, unless otherwise determined by the Board or Committee in its sole discretion.

4.Disbursement. The Perquisite Allowance will be disbursed at intervals determined by the Administrator. Disbursements will be made no later than two and a half (2.5) months after the end of the calendar year in which the Participant incurred the relevant expense.

5.Spirit Policies. No Participant shall use any portion of the Perquisite Allowance in violation of Spirit’s Code of Ethical Business Conduct (PRO-3959), other rules or policies, or applicable U.S. or foreign laws or regulations. Spirit automobile and aircraft use shall comply with all policies and procedures in effect from time to time.

6.Forfeiture for Non-Use. Any portion of a Participant’s Perquisite Allowance that is not used by them by the end of the applicable calendar year shall lapse and shall not carry over to the following calendar year.

7.Administration. The Plan shall be administered on behalf of Spirit by Spirit’s Chief Administration & Compliance Officer (the “CACO”), provided that the CACO’s participation in the Plan shall be administered by the CEO (the CACO or the CEO, as applicable, the “Administrator”). The Administrator shall have full authority, in its sole discretion, to make all decisions with respect to Plan compliance, interpretation and administration, and the Administrator’s determinations shall be final and binding on all Participants.

8.Reporting. Each Participant shall promptly report their perquisite usage and cost to Spirit on a form adopted for that purpose. Not less often than annually, the Administrator shall provide a report to the Committee identifying each Participant and their Perquisite Allowance amount and usage cost, together with such other information as the Committee may request.

9.Allowances Net of Withholding. Spirit shall have the right to withhold from the Perquisite Allowance any amounts required by federal, state, local or foreign law. Spirit shall also have the right to withhold required taxes from other cash compensation payable to a Participant when there are insufficient funds in the Participant’s Perquisite Allowance for both the cost of a perquisite item and the required tax withholding.

10.Reimbursement. Any Participant whose perquisite usage is materially noncompliant with the Plan or Spirit policies shall, at the Administrator’s election, reimburse Spirit for the cost of such noncompliant usage not later than thirty (30) days after the date of

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written notice thereof. Any such amount may be withheld from any compensation or other amounts otherwise owed by Spirit to such Participant.

11.Tax Matters. Spirit shall provide a Form 1099 or W-2, as applicable, reporting Perquisite Allowance amounts paid during each year. Participants shall be solely responsible for reporting their Perquisite Allowance on their individual tax returns. Participants must rely upon their own tax advisors for information concerning the impact of the Plan on their individual tax circumstances. Neither the Board, the CEO nor Spirit provides any sort of legal or tax advice in connection with the Plan.

12.Liability Disclaimer. Spirit shall have no obligation to any third-party provider of perquisite items. Spirit, the Board and the Administrator shall have no responsibility whatsoever for any property damage, death or injury arising from any Participant’s or their family’s use of Spirit automobiles or personal use of Spirit aircraft, whether caused by Spirit or third-party errors, omissions, negligence, equipment malfunction or otherwise, in the absence of Spirit’s own gross negligence or willful misconduct. Neither the Board, the Administrator nor Spirit shall be liable for any errors in judgment or mistakes of fact or law in administering the Plan, in the absence of their own gross negligence or willful misconduct.

13.Change in Control. In the event of a Change in Control, any Participant who incurs a Qualifying Termination will be entitled to receive a cash award equal to any remaining unused portion of their Perquisite Allowance for the calendar year in which the Change in Control occurs. Such payment will be made in conjunction with, and no later than thirty (30) days after, the Qualifying Termination. The term “Qualifying Termination” will have the meaning defined under Omnibus Incentive Plan of 2014, as amended.

14.Amendment/Termination. Spirit shall have no obligation to maintain the Plan for any given length of time, and may amend or terminate the Plan at any time and for any reason in its sole discretion. Unless required by applicable law, no such amendment or termination shall affect any Participant’s right to payment through the remainder of the calendar year in which the amendment or termination occurs.

15.Successors and Assigns. The Plan shall be binding on all Participants and their respective heirs, beneficiaries and personal representatives, and upon Spirit, its successors and assigns. No Participant shall assign to any person, and no persons other than Participants shall have, any rights or obligations under the Plan.

16.No Contract of Employment. Perquisite Allowances are discretionary only. Nothing in the Plan shall be construed as a contract of employment between Spirit and any Participant. Nothing in the Plan shall give any Participant the right to be retained in Spirit’s employ or interfere with Spirit’s right to discharge any Participant at any time, subject to the terms of any employment agreement to which such Participant is a party.
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